Exhibit 99.1

Media Contact:	Investor Relations Contact:
Jeremy King	List Underwood or Dana Nolan
(205) 264-4551	(205) 581-7890

Regions reports an increase in third quarter net income and total revenue
Highlights:

•	Net income available to common shareholders increased $13 million or 4 percent from the prior quarter while earnings per diluted share increased to $0.22

•	Total revenue increased $20 million or 2 percent from the prior quarter

•	Adjusted efficiency ratio(1) improved to 63.6 percent

•	Asset quality remained solid with a net charge-off ratio of 0.39 percent

•	Capital levels remained strong as the estimated Tier 1 Common ratio(1) was 11.8 percent* at quarter-end

BIRMINGHAM, Ala. - (BUSINESS WIRE) - October 21, 2014 - Regions Financial Corporation (NYSE:RF) today announced earnings for the third quarter of 2014. The company reported net income available to common shareholders of $305 million and earnings per diluted share of $0.22.

Increasing sales and expanding customer relationships

Regions’ third quarter results reflect its continued focus on meeting a diverse range of customer needs while appropriately managing risk. The company again grew checking accounts and expanded the total number of quality households, both of which are essential to supporting sustainable long-term growth. The company continued to increase sales and deepen relationships, while increasing efficiency through continuous business process improvement.

“Our results demonstrate that, even in a challenging environment, we are growing the franchise through a disciplined focus on banking fundamentals,” said Grayson Hall, chairman, president and CEO. “At the same time, we believe the recent positive credit rating agencies' actions reflect our improved risk profile, indicating further signs of our progress.”

Modest loan growth but remaining prudent and disciplined

Total loan balances were $77 billion at the end of the quarter, an increase of $94 million from the previous quarter. Year-to-date loan balances increased $2 billion or 3 percent. The consumer lending portfolio led the modest loan growth from the previous quarter.

The consumer lending portfolio totaled $29 billion at the end of the quarter, an increase of $120 million over the prior quarter as production increased 2 percent. Indirect auto lending continued to demonstrate consistent growth as balances have steadily increased over the last 3 years. The indirect auto loan portfolio totaled $3.5 billion, an increase from the prior quarter of $121 million or 4 percent.

Credit card balances increased 2 percent as spend volume and active card users increased 2 and 4 percent, respectively. Mortgage balances increased 1 percent over the prior quarter as production increased 1 percent, and mortgage prepayments remained subdued. Mortgage originations continued to be driven by purchases of new homes which represented 75 percent of total originations. These positive trends were somewhat offset by a $96 million decline in home equity balances.

The business lending portfolio totaled $48 billion at the end of the quarter, bringing year-to-date growth to $1.7 billion. Although the overall lending environment continues to be challenging, the company remains committed to maintaining prudent underwriting standards. Disciplined underwriting, coupled with loan payoffs related to customer mergers and acquisitions and refinancing activities resulted in a decline in total business lending balances. During the third quarter, total business loan production amounted to $12 billion compared to $14 billion in the second quarter. While line utilization decreased 40 basis points, commitments for new loans increased 2 percent from the previous quarter.

Total deposit balances were $94 billion, an increase of $1.7 billion or 2 percent year-to-date. The mix of deposits continued to improve as low-cost deposits increased $492 million in the quarter, while higher-cost certificates of deposit declined $184 million. Low-cost deposits as a percent of average deposits were 91 percent at the end of the quarter. Deposit costs remained at historic lows and were 11 basis points in the third quarter while total funding costs were 30 basis points.

Total revenue increased 2 percent

Total revenue increased 2 percent or $20 million compared to the previous quarter. Net interest income on a fully taxable equivalent basis was $837 million, and the resulting net interest margin was 3.18 percent. Net interest margin was negatively impacted by higher levels of cash and day count when compared to the prior quarter. Both net interest income and net interest margin were adversely impacted by lower asset yields driven by the persistently low rate environment and competitive pricing pressures.

Non-interest income increased $21 million, or 5 percent from the previous quarter. Revenue growth from the previous quarter was led by capital markets and service charges, which increased $8 million and $7 million respectively. Also, card and ATM fees increased $1 million, or 1 percent, as credit card spending increased. Credit card penetration rates increased to 15 percent of total consumer households as the company remains focused on opportunities within the existing customer base. In the third quarter, the company recognized net gains totaling $7 million related to the sale of investments in the securities portfolio. Additionally, certain leveraged leases were terminated resulting in a gain of $9 million with a partially offsetting $6 million tax expense.

Expenses reflect investments in talent and technology

Expenses totaled $826 million, and adjusted expenses(1) were flat from the prior quarter as the company continued to manage expenses while investing in talent and technology. Salary and benefit expenses increased 3 percent from the prior quarter, primarily driven by an increase in headcount and related benefits and incentives. The company remains committed to efficiency improvements and enhancing the customer experience through on-going investments in technology.

The company’s adjusted efficiency ratio(1) was 63.6 percent at the end of the third quarter, an improvement of 60 basis points from the previous quarter.

Maintaining solid asset quality

Regions’ results reflect solid asset quality driven by an improved economy and our continued risk discipline. Net charge-offs were $75 million, representing 0.39 percent of average loans. The provision for loan losses was $24 million, and the resulting allowance for loan and lease losses totaled 1.54 percent of total loans outstanding at the end of the quarter, a decline of 7 basis points from last quarter.

Non-performing loans (excluding loans held for sale) declined to $837 million, or 7 percent from the prior quarter. In addition, total delinquencies declined 4 percent, troubled debt restructurings (TDRs) declined 7 percent, and both criticized and classified loans declined from the prior quarter. These positive trends reflect the continuation of improving asset quality.

Strong capital and solid liquidity

Regions' capital position remains strong as the Tier 1 ratio was estimated at 12.7* percent at quarter-end. In addition, the Tier 1 Common ratio(1) was estimated at 11.8* percent, an increase of 20 basis points from last quarter, and the Common Equity Tier 1 Basel III ratio(1) was estimated at 11.2* percent. The company plans to begin repurchasing shares of common stock in the fourth quarter pursuant to its previously disclosed $350 million share repurchase program.

The company’s liquidity position remained solid as the loan to deposit ratio at the end of the quarter was 81 percent. The company remains well positioned as it relates to the final liquidity coverage ratio rule recently released by the joint supervisory committee and expects to be fully compliant by the January 2016 deadline.

Highlights	Quarter Ended
($ in millions, except per share data)	9/30/2014	6/30/2014	9/30/2013
Net Income
Net interest income	$821	$822	$824
Non-interest income	478	457	495
Total revenue	1,299	1,279	1,319
Provision for loan losses	24	35	18
Non-interest expense	826	820	884
Income from continuing operations before income tax	449	424	417
Income tax expense	127	125	124
Income from continuing operations (A)	322	299	293
Income (loss) from discontinued operations, net of tax	3	1	—
Net income	325	300	293
Preferred dividends (B) (3)	20	8	8
Net income available to common shareholders	$305	$292	$285
Income from continuing operations available to common shareholders (A) – (B)	$302	$291	$285

Diluted EPS Summary
Earnings per common share	$0.22	$0.21	$0.20
Income (loss) per share from discontinued operations	—	—	—
Earnings per common share from continuing operations	$0.22	$0.21	$0.20

Key Ratios
Net interest margin (FTE) from continuing operations~	3.18%	3.24%	3.24%
Tier 1 capital*	12.7%	12.5%	11.5%
Tier 1 common risk-based ratio (non-GAAP)*(1)	11.8%	11.6%	11.0%
Basel III common equity Tier 1 ratio (non-GAAP)*(1)	11.2%	11.0%	10.4%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	9.92%	9.84%	9.02%
Tangible common book value per share (non-GAAP)(1)	$8.23	$8.12	$7.32
Allowance for loan losses as a percentage of loans, net of unearned income	1.54%	1.61%	2.03%
Net charge-offs as a percentage of average net loans~	0.39%	0.35%	0.60%
Non-accrual loans, excluding loans held for sale, as a percentage of loans	1.09%	1.17%	1.78%
Non-performing assets as a percentage of loans, foreclosed properties and non-performing loans held for sale	1.30%	1.37%	2.03%
Non-performing assets (including 90+ past due) as a percentage of loans, foreclosed properties and non-performing loans held for sale(2)	1.61%	1.69%	2.38%
 *Tier 1 Common and Tier 1 Capital ratios for the current quarter are estimated
~Annualized
(1) Non-GAAP, refer to pages 12, and 16-18 of the financial supplement to this earnings release
(2) Guaranteed residential first mortgages were excluded from the 90+ past due amounts, refer to pages 11 and 14 of the financial supplement to this earnings release
(3) Preferred stock expense increased to $20 million in the third quarter attributable to the preferred stock issuance in April. Due to the timing of this issuance, the first coupon period was longer than future coupon periods and resulted in additional expense of approximately $4 million dollars. Going forward, the run-rate for preferred stock expense will be approximately $16 million dollars, assuming the current level of preferred stock outstanding.

About Regions Financial Corporation

Regions Financial Corporation (NYSE:RF), with $119 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,700 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect Regions’ current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•
Current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of declines in property values, unemployment rates and potential reduction of economic growth.

•	Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations.

•	The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook.

•	Possible changes in market interest rates.

•
Any impairment of our goodwill or other intangibles, or any adjustment of valuation allowances on our deferred tax assets due to adverse changes in the economic environment, declining operations of the reporting unit, or other factors.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

•	Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, loan loss provisions or actual loan losses.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.

•	Our ability to effectively compete with other financial services companies, some of whom possess greater financial resources than we do and are subject to different regulatory standards than we are.

•	Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments.

•	Our ability to develop and gain acceptance from current and prospective customers for new products and services in a timely manner.

•	Changes in laws and regulations affecting our businesses, including changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies.

•
Our ability to obtain regulatory approval (as part of the CCAR process or otherwise) to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or issue or redeem preferred stock or other regulatory capital instruments.

•
Our ability to comply with applicable capital and liquidity requirements (including finalized Basel III capital standards), including our ability to generate capital internally or raise capital on favorable terms.

•
The costs and other effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party.

•	Any adverse change to our ability to collect interchange fees in a profitable manner, whether such change is the result of regulation, litigation, legislation, or other governmental action.

•	Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business.

•	Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits.

•	Any inaccurate or incomplete information provided to us by our customers or counterparties.

•	Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers.

•	The inability of our internal disclosure controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.

•	The effects of geopolitical instability, including wars, conflicts and terrorist attacks.

•	The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes and environmental damage.

•	Our ability to keep pace with technological changes.

•	Our ability to identify and address cyber-security risks such as data security breaches, “denial of service” attacks, “hacking” and identity theft.

•	Possible downgrades in our credit ratings or outlook.

•	The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally.

•	The effects of the failure of any component of our business infrastructure which is provided by a third party.

•	Our ability to receive dividends from our subsidiaries.

•	Changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

•	The effects of any damage to our reputation resulting from developments related to any of the items identified above.

The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission.
The words “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.

Regions’ Investor Relations contacts are List Underwood and Dana Nolan at (205) 581-7890; Regions’ Media contact is Jeremy King at (205) 264-4551.

Use of non-GAAP financial measures

Regions' management uses the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. The computation of the adjusted efficiency ratio includes certain adjustments to non-interest expense (GAAP) to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the adjusted efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the adjusted fee income ratio. Net interest income on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the adjusted fee income and adjusted efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the company on the same basis as that applied by management.
Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the company absent the effects of intangible assets and preferred stock. Traditionally, the Federal Reserve and other banking regulatory bodies have assessed a bank’s capital adequacy based on Tier 1 capital, the calculation of which is codified in federal banking regulations. In connection with the company’s Comprehensive Capital Analysis and Review process, these regulators supplement their assessment of the capital adequacy of a bank based on a variation of Tier 1 capital, known as Tier 1 common equity. While not prescribed in amount by federal banking regulations, under Basel I, analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity and/or the Tier 1 common equity measure. Because tangible common stockholders’ equity and Tier 1 common equity are not formally defined by GAAP or prescribed in amount by the federal banking regulations, under Basel I, these measures are currently considered to be non-GAAP financial measures and other entities may calculate them differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity and Tier 1 common equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on these same bases.
Tier 1 common equity is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a company’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk-weighted category. The resulting weighted values from each of the four categories are added together, and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity. Tier 1 common equity is also divided by the risk-weighted assets to determine the Tier 1 common equity ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements.
In December 2010, the Basel Committee on Banking Supervision (the “Basel Committee”) released its final framework for Basel III, which will strengthen international capital and liquidity regulation. In June 2012, U.S. Regulators released three separate Notices of Proposed Rulemaking covering U.S. implementation of the Basel III framework. In July 2013, U.S. Regulators released final rules covering the U.S. implementation of the Basel III framework, which will change capital requirements and place greater emphasis on common equity. For

Regions, the Basel III framework will be phased in beginning in 2015 with full implementation complete beginning in 2019. The calculations provided are estimates, based on Regions’ current understanding of the final framework, including the company’s interpretation of the requirements, and informal feedback received through the regulatory process. Regions’ understanding of the framework is evolving and will likely change as analysis and discussions with regulators continue. Because the Basel III implementation regulations are not formally defined by GAAP, these measures are considered to be non-GAAP financial measures, and other entities may calculate them differently from Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using the Basel III framework, we believe that it is useful to provide investors the ability to assess Regions’ capital adequacy on the same basis.
Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting
•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance

See page 12 of the supplement to this earnings release for the reconciliation of select annualized net charge-offs as a percentage of average loans ratios (GAAP) to select adjusted annualized net charge-offs as a percentage of average loans ratios (non-GAAP). See pages 16-18 of the supplement to this earnings release for 1) a reconciliation of average and ending stockholders’ equity (GAAP) to average and ending tangible common stockholders’ equity (non-GAAP), 2) computation of return on average tangible common stockholders’ equity (non-GAAP), 3) computation of Basel III common equity Tier1 (non-GAAP) 4) a reconciliation of total assets (GAAP) to tangible assets (non-GAAP), 5) computation of tangible common stockholders’ equity (non-GAAP) to tangible assets (non-GAAP) and tangible common book value per share (non-GAAP), 6) a reconciliation of stockholders’ equity (GAAP) to Tier 1 common equity (non-GAAP), 7) computation of Tier 1 common and Basel III common equity Tier1 risk-based ratios (non-GAAP), 8) a reconciliation of non-interest expense (GAAP) to adjusted non-interest expense (non-GAAP),9) a reconciliation of non-interest income (GAAP) to adjusted non-interest income (non-GAAP), and 10) a computation of the adjusted efficiency and fee income ratios (non-GAAP).